Exhibit 5.1

October 3, 2006	Glen Y. Sato

Dynavax Technologies Corporation 2929 Seventh Street, Suite 200 Berkeley, California 94710 Attn: Deborah A. Smeltzer	T: (650) 843-5502 gsato@cooley.com
Re:       Dynavax Technologies Corporation
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the sale by Dynavax Technologies Corporation, a Delaware corporation (the “Company”), of an aggregate of up to six million two hundred thousand (6,200,000) shares of the Company’s common stock, $0.001 par value (the “Company Shares”), including up to nine hundred thirty thousand (930,000) shares that may be sold pursuant to the exercise of an over-allotment option, pursuant to the Registration Statement on Form S-3 (No. 333-137608) (“Registration Statement”) and the related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission (the “Commission”). All of the Company Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Prospectus Supplement filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares, when sold in accordance with the Registration Statement, the related Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley Godward Kronish llp

By:	/s/ Glen Y. Sato
Glen Y. Sato

FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM